EXHIBIT 99.1

Fannie Mae Debt Outstanding1
2003 through September 30, 2006

Debt Outstanding (in millions)	12/31/03	12/31/04	12/31/05	9/30/06

Discount Notes	$137,528	$143,455	$92,924	$69,999
Benchmark Bills	191,315	157,501	75,000	78,500
FX Discount Notes	1,540	7,630	1,818	2,615
Other Short Term [2]	15,622	11,737	2,799	1,629

Total Short Term [3]	$346,005	$320,323	$172,541	$152,743
Short term debt average maturity (in days)	100	61	66	82

Benchmark Notes & Bonds	$282,602	$267,091	$266,295	$262,781
Callable Benchmark Notes	44,250	31,250	22,370	17,870
Subordinated Benchmark Notes	12,500	12,500	12,500	11,000
Other Callable & Noncallable Notes & Bonds [4,5]	81,601	323,863	292,538	322,207

Total Long Term [6,7,8]	$620,953	$634,704	$593,703	$613,859
Long term debt average maturity (in months)	54	47	48	53

Total Debt Outstanding [8]	$966,958	$955,027	$766,244	$766,601
Total debt average maturity (in months)	36	32	38	43

Notes:

1/ Reported amounts represent the unpaid principal balance at each reporting period or, in the case of the long-term zero coupon bonds, at maturity. Unpaid principal balance does not reflect the effect of currency adjustments, debt basis adjustments, and amortization of discounts, premiums, and issuance costs. Previously reported amounts have been revised to conform to the current period presentation.

2/ Other Short Term includes coupon-bearing short-term notes, dollar rolls, overnight Fed funds, Benchmark repos, investment agreements, and LIP security lending.

3/ Borrowings with an original contractual maturity of one year or less are reported as short term. As a result, securities which have a current maturity of one year or less, but have an original contractual maturity of greater than one year, will be categorized as long term for the purpose of this report.

4/ Other Callable & Noncallable Notes & Bonds includes all long-term non-Benchmark Securities such as globals, zero-coupon securities, medium-term notes, Final Maturity Amortizing Notes, and other long-term debt securities.

5/ Unamortized discounts and issuance costs of long-term zero coupon bonds are approximately $10.8 billion at December 31, 2003, $10.4 billion at December 31, 2004, $9.9 billion at December 31, 2005, and $10.7 billion at September 30, 2006.

6/ Net Issuance Long Term amounts represent the difference between long-term debt issued and long-term debt redeemed.

7/ Long-term debt represents borrowings with an original contractual maturity of greater than one year.

8/ Dollars in millions. Numbers may not foot due to rounding.

Numbers presented in this report are subject to change as a result of the ongoing re-audit and restatement of Fannie Mae’s financial statements for 2003 and 2004 and the preparation and completion of Fannie Mae’s 2005 and 2006 financial statements and the required audits.